Exhibit 4.3

DATED NOVEMBER 20, 2024

ZIMMER BIOMET HOLDINGS, INC., AS ISSUER

U.S. BANK EUROPE DAC, UK BRANCH, AS PAYING AGENT

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, AS TRANSFER AGENT

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, AS REGISTRAR

- AND -

COMPUTERSHARE TRUST COMPANY, N.A., AS TRUSTEE

AGENCY AGREEMENT

relating to Notes issued pursuant to a registration statement including a base prospectus dated February 25, 2022, as supplemented

by a prospectus supplement dated November 13, 2024

CONTENTS

CLAUSE		PAGE

1.	INTERPRETATION	2

2.	APPOINTMENT OF THE REGISTRAR	2

3.	APPOINTMENT OF THE TRANSFER AGENT	2

4.	APPOINTMENT OF PAYING AGENT	3

5.	REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT AND REGISTRAR	3

6.	PAYMENT	3

7.	REPAYMENT	4

8.	PREPAYMENT OR REDEMPTION; NOTICE OF WITHHOLDING OR DEDUCTION	4

9.	RECORDS	5

10.	FEES AND EXPENSES	5

11.	INDEMNITY	5

12.	CONDITIONS OF APPOINTMENT	6

13.	CHANGES IN PAYING AGENT, TRANSFER AGENT OR REGISTRAR AND SPECIFIED OFFICES	8

14.	NOTICES	9

15.	COMMUNICATIONS	10

16.	AMENDMENTS	11

17.	TAXES	11

18.	REGULATORY MATTERS	11

19.	GOVERNING LAW AND JURISDICTION	13

20.	COUNTERPARTS	13

APPENDIX 1		1

ii

THIS AGREEMENT (this “Agreement”) is effective as of November 20, 2024

BETWEEN:

(1)

ZIMMER BIOMET HOLDINGS, INC., a corporation organized under the laws of the State of Delaware of the United States of America, having its principal offices at 345 East Main Street, Warsaw, Indiana 46580 (the “Issuer”);

(2)

U.S. BANK EUROPE DAC, UK BRANCH, a Designated Activity Company registered in Ireland with the Companies Registration Office, registered number 418442, with its registered office at Block F1, Cherrywood Business Park, Cherrywood, Dublin 18, Ireland D18 W2X7, acting through its UK Branch from its establishment at 125 Old Broad Street, Fifth Floor, London EC2N 1AR (registered with the Registrar of Companies for England and Wales under Registration No. BR020005) under the trade name U.S. Bank Global Corporate Trust, as Paying Agent (the “Paying Agent” which expression shall include any successor paying agent appointed in accordance with this Agreement);

(3)

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association organized under the federal laws of the United States of America, with its office for purposes of administration of the transactions contemplated by the Notes to be issued under the Indenture (each as defined below) at 60 Livingston Avenue, Saint Paul, Minnesota 55107, as Transfer Agent (the “Transfer Agent” which expression shall include any successor transfer agent appointed in accordance with this Agreement);

(4)

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association organized under the federal laws of the United States of America, with its office for purposes of administration of the transactions contemplated by the Notes to be issued under the Indenture (each as defined below) at 60 Livingston Avenue, Saint Paul, Minnesota 55107, as Registrar (the “Registrar” which expression shall include any successor registrar appointed in accordance with this Agreement); and

(5)

COMPUTERSHARE TRUST COMPANY, N.A., a national banking association chartered under the federal laws of the United States of America with its corporate trust office for purposes of the Indenture at 1505 Energy Park Drive, St. Paul, Minnesota 55108, Attention: CCT Administrator for Zimmer Biomet, as Trustee (the “Trustee”).

WHEREAS:

(A)	The Issuer has agreed to issue €700 million aggregate principal amount of its 3.518% Notes due 2032 (the “Notes”).

(B)

The Notes are to be constituted by an indenture dated as of November 17, 2009 (the “Base Indenture”), as supplemented and amended by an eleventh supplemental indenture dated as of November 20, 2024 (the “Eleventh Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), as set out in Appendix 1.

(C)

The Issuer hereby appoints the Paying Agent, the Transfer Agent and the Registrar in accordance with the terms of this Agreement and the Indenture, it being understood that the Paying Agent shall act as the “Paying Agent” under the Indenture and the Transfer Agent and Registrar shall act as the “Security Registrar” under the Indenture.

IT IS AGREED:

1.	INTERPRETATION

1.1	Unless the context otherwise requires:

1.2

References in this Agreement to the payment of principal or interest in respect of any Note shall be deemed to include any additional amounts which may become payable in respect thereof pursuant to the Notes and the Indenture.

1.3

All references in this Agreement to an agreement, instrument or other document (including this Agreement, the Indenture and the Notes) shall be construed as a reference to that agreement, instrument or document as the same may be amended, modified, varied, supplemented or novated from time to time.

1.4

Except as specifically set forth in this Agreement, this Agreement is for the exclusive benefit of the parties to this Agreement and their respective permitted successors, and shall not be deemed to give, either expressly or implicitly, any legal or equitable right, remedy, or claim to any other entity or person whatsoever.

1.5

This Agreement shall be read together with, and interpreted in light of the provisions of, the Indenture. In the event of any conflict or inconsistency between the Indenture and this Agreement, the Indenture shall prevail.

2.	APPOINTMENT OF THE REGISTRAR

2.1

The Issuer hereby appoints the Registrar, and the Registrar hereby agrees to act at its specified office, as registrar in relation to the Notes in accordance with the provisions of this Agreement and the Indenture and upon the terms and subject to the conditions contained in this Agreement and the Indenture.

2.2

On the date of this Agreement, the Registrar shall provide to the Paying Agent a complete and correct copy of the register maintained by the Registrar in respect of the holders of Notes and the outstanding principal amount of Notes held by each holder of Notes.

2.3

The Registrar shall from time to time provide to the Paying Agent a complete and correct copy of the register of Notes maintained by it as soon as reasonably practicable following any transfer or exchange of any Notes, and promptly on request therefor by the Paying Agent.

2.4	The Paying Agent shall be entitled to treat as conclusive the most recent copy of the register provided to it by the Registrar in accordance with this Agreement.

3.	APPOINTMENT OF THE TRANSFER AGENT

3.1

The Transfer Agent is hereby appointed, and hereby agrees to act, as the agent of the Issuer, to act as Transfer Agent for the purposes specified in this Agreement, the Indenture and the Notes, including, inter alia, completing, authenticating, holding and delivering Notes, upon the terms and subject to the conditions specified herein, in the Indenture and in the Notes, and the Transfer Agent hereby accepts such appointment. In such capacity, the Trustee has appointed pursuant to the Eleventh Supplemental Indenture and authorized the Transfer Agent, and the Transfer Agent hereby accepts such appointment, to serve as the Authenticating Agent (as defined in the Indenture) for the Notes.

4.	APPOINTMENT OF PAYING AGENT

4.1

The Issuer hereby appoints the Paying Agent, and the Paying Agent hereby agrees, to act at its specified office as paying agent in relation to the Notes in accordance with the provisions of this Agreement and the Indenture and upon the terms and subject to the conditions contained in this Agreement and the Indenture.

4.2	The Paying Agent is appointed hereunder for the purposes of:

(a)	paying sums due on the Notes referred to in Section 1001 of the Base Indenture and Articles II, III and IV of the Eleventh Supplemental Indenture; and

(b)	otherwise fulfilling its duties and obligations as set out in this Agreement and the Indenture.

4.3

In accordance with Section 1003 of the Base Indenture, the Paying Agent agrees, subject to the provisions of such Section, that it will (a) comply with the provisions of the Trust Indenture Act of 1939, as amended, applicable to it as a Paying Agent and (b) during the continuance of any default by the Issuer (or any other obligor upon the Notes) in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith pay to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes.

5.	REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT AND REGISTRAR

5.1

Each of the Transfer Agent and the Registrar represents and warrants that it is duly authorized and qualified to act as Transfer Agent, Registrar, and/or Authenticating Agent, as applicable, and that it is duly and validly registered as a “transfer agent” in accordance with Section 17A(c) of the Securities Exchange Act of 1934, as amended, and has been approved to act in the capacities of a “transfer agent” and a “registrar” in accordance with Section 6 of The New York Stock Exchange Listed Company Manual.

6.	PAYMENT

Subject always to the Indenture and, in particular, any restrictions on the Issuer following delivery of a notice of an Event of Default (as defined in the Base Indenture):

(a)

The Issuer shall, not later than 10:00 am (London time) on the Business Day (as defined in the Eleventh Supplemental Indenture) on which any principal and/or interest and/or other amounts referred to in Section 1001 of the Base Indenture and Articles II, III and IV of the Eleventh Supplemental Indenture in respect of the Notes becomes due, pay to an account of the Paying Agent specified by the Paying Agent such amount of Euros sufficient (together with any funds then held by the Paying Agent and available for such purpose) to pay all principal and interest and/or other amounts referred to in Section 1001 of the Base Indenture and Articles II, III and IV of the Eleventh Supplemental Indenture due in respect of the Notes on such date in immediately available funds; provided that if any such date is not a Business Day such payment shall be made on the next succeeding date which is a Business Day.

(b)

The Issuer hereby authorises and directs the Paying Agent to make from funds so paid to the Paying Agent payment of all amounts due on the Notes in accordance with the terms of the Notes, the Indenture and the provisions of this Agreement. If any payment provided for in clause 6(a) is made late but otherwise in accordance with the provisions of this Agreement, the Paying Agent shall nevertheless make payments in respect of the Notes as aforesaid following receipt by the Paying Agent of such payment.

(c)

The Paying Agent shall forthwith notify the Issuer and the Trustee if: (a) it has not, on the date on which any payment is due to be made to the Paying Agent pursuant to clause 6(a), received the full amount payable in respect thereof on such date and (b) it receives unconditionally such full amount, together with accrued interest (if any), after that date. Unless and until the full amount of any such principal or interest payment due to be made to the Paying Agent pursuant to clause 6(a) has been received by it, the Paying Agent will not be bound to make any payments in accordance with clause 6(b).

(d)

Without prejudice to clause 6(c), if the Paying Agent pays out on or after the due date therefor to persons entitled thereto (other than as a result of its own negligence, wilful misconduct or fraud or that of its directors, officers, employees or agents), or becomes liable to pay out, any amounts in accordance with clause 6(b) on the assumption (which is not negated by reasonable evidence to the contrary) that the corresponding payment due from the Issuer in accordance with clause 6(a) has been or will be made, the Issuer shall on demand reimburse the Paying Agent for the relevant amount, and pay interest to the Paying Agent on such amount from (and including) the date on which it is paid out to (but excluding) the date of reimbursement at the rate per annum equal to the cost to the Paying Agent of funding the amount paid out, as certified by the Paying Agent and expressed as a rate per annum.

(e)

Payment of only part of the amount payable in respect of a Note may only be made at the discretion of the relevant Noteholder(s) (except as the result of a withholding or deduction for or on account of any taxes permitted by the Indenture). If at any time the Paying Agent makes a partial payment in respect of any Note presented to it, it shall inform the Registrar of the same such that the Registrar may record the same on the register of Notes.

7.	REPAYMENT

Any sums paid by, or by arrangement with, the Issuer to the Paying Agent pursuant to the terms of this Agreement shall not be required to be repaid to the Issuer unless and until the Notes in respect of which such sums were paid shall have been purchased or redeemed by the Issuer or any subsidiary of the Issuer and cancelled, but in any of these events the Paying Agent shall (provided that all other amounts due under this Agreement shall have been duly paid) upon written request by the Issuer forthwith repay to the Issuer sums equivalent to the amounts which would otherwise have been payable on the relevant Notes together with any fees previously paid to the Paying Agent in respect of such Notes. Notwithstanding the foregoing, the Paying Agent shall not be obliged to make any repayment to the Issuer so long as any amounts which under this Agreement should have been paid to or to the order of the Paying Agent by the Issuer shall remain unpaid. The Paying Agent shall not, however, be otherwise required or entitled to repay any sums properly received by it under this Agreement.

8.	PREPAYMENT OR REDEMPTION; NOTICE OF WITHHOLDING OR DEDUCTION

8.1

The Issuer shall provide to the Paying Agent a copy of all notices of prepayment or redemption delivered under the Indenture in respect of the Notes that it serves on the holders of the Notes including, without limitation, details of the date(s) on which such prepayments or redemption in respect of the Notes are to be made, all amounts required to be paid by the Issuer in respect thereof in accordance with the Indenture and the manner in which such prepayment or redemption will be effected.

8.2

If the Issuer, in respect of any payment, or the Paying Agent, in respect of any payment of principal of or any premium or interest on the Notes, is required to withhold or deduct any amount for or on account of tax:

(a)

the Issuer shall give notice thereof to the Paying Agent and the Trustee as soon as it becomes aware of such requirement and shall give to the Paying Agent such information as the Paying Agent requires to enable it to make such deduction or withholding; and

(b)

except where such requirement arises as a result of prepayment or redemption of the Notes in accordance with the Indenture or by virtue of the relevant holder failing to satisfy any certification or other requirement in respect of its Notes, the Paying Agent shall give notice thereof to the Issuer and the Trustee as soon as it becomes aware of the requirement to withhold or deduct.

8.3

In the event that the Issuer determines in its sole discretion that withholding will be required by applicable law in connection with any payment due to the Paying Agent on any Notes, then the Issuer will be entitled to redirect or reorganise any such payment in any way that it sees fit in order that the payment may be made without such withholding, provided that any such redirected or reorganised payment is made through a recognised institution of international standing and otherwise made in accordance with this Agreement, the Indenture and applicable law. The Issuer will promptly notify the Paying Agent and the Trustee of any such redirection or reorganisation.

9.	RECORDS

The Paying Agent shall:

(a)	keep a full and complete record of all payments made by it in respect of the Notes; and

(b)	make such records available at all reasonable times to the Issuer and any persons authorised by it, and the Trustee for inspection and for the taking of copies thereof.

10.	FEES AND EXPENSES

10.1

The Issuer will pay to the Paying Agent, Transfer Agent and Registrar such fees and expenses in respect of the Paying Agent, Transfer Agent and Registrar’s services under this Agreement as agreed to in the fee letter dated July 29, 2024 from the Paying Agent, Transfer Agent and Registrar to, and countersigned by, the Issuer.

10.2

The Issuer will also pay within 60 days after receipt of such invoices and receipts as it may reasonably require, all reasonable documented out-of-pocket expenses (including necessary advertising, facsimile and telex transmission, postage and insurance expenses and, subject to prior approval by the Issuer as set forth below, the fees and expenses of legal advisers, but excluding ordinary overhead) properly incurred by the Paying Agent, Transfer Agent and Registrar in connection with the services under this Agreement, together with any applicable value added tax or similar tax properly chargeable thereon. Payment by the Issuer to the Paying Agent, Transfer Agent and Registrar of such documented out-of-pocket expenses shall be a good discharge of the obligations of the Issuer in respect thereof. Where the advice of legal counsel is sought by the Paying Agent, Transfer Agent or Registrar, the fees of any such counsel shall be agreed to by the Issuer (acting reasonably) in advance.

11.	INDEMNITY

11.1

The Issuer undertakes to indemnify and hold harmless, the Paying Agent, Transfer Agent, Registrar and each of its respective directors, officers, employees or agents (each an “Indemnified Party”) on demand by such Indemnified Party against any losses, liabilities, costs, fees, expenses, claims, actions, damages or demands (including, but not limited to, all reasonable costs, charges and expenses paid or incurred in disputing or defending the foregoing and the properly incurred fees and expenses of legal advisers) which such Indemnified Party may incur or which may be made against it, as a result of or in connection with the appointment or the exercise of or performance of its powers and duties under this Agreement, except such as may result from its own negligence, wilful misconduct or fraud or that of its directors, officers, employees or agents.

11.2	The indemnity contained in clause 11.1 above shall survive the termination and expiry of this Agreement.

12.	CONDITIONS OF APPOINTMENT

12.1

The Paying Agent shall (a) hold all sums received from the Issuer in accordance with this Agreement and the Indenture for payment of principal or any premium or interest on the Notes in trust for the benefit of the Trustee until such sums shall be paid to it or otherwise disposed of as provided in this Agreement and the Indenture provided that the Paying Agent may use such money as a banker in the ordinary course of business and without accounting for profits; (b) give the Trustee notice of any default by the Issuer (or any other obligor upon the Notes) in the making of any payment of principal of or premium or interest on the Notes when the same shall be due and payable; and (c) at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums held by it in trust for payment in respect of the Notes.

12.2	No monies held by the Paying Agent need be segregated except as required by law.

12.3

In acting under this Agreement and in connection with the Notes, the Paying Agent, Transfer Agent and Registrar shall act solely as agent of the Issuer and, save solely in respect of its obligations under clause 3.1 (solely with respect to the Trustee) and clause 12.1 hereof, shall not have any obligations towards or relationship of agency or trust with any of the holders of the Notes or the Trustee.

12.4

The Paying Agent, Transfer Agent and Registrar shall be obliged to perform such duties and only such duties as are specifically set out in this Agreement. No implied duties or obligations shall be read into such document. The Paying Agent, Transfer Agent and Registrar shall not be obliged to perform any duties additional to or different from such duties resulting from any modification or supplement after the date hereof to any relevant documents (including, without limitation, the Indenture), unless it shall have previously agreed to perform such duties. The Paying Agent, Transfer Agent and Registrar shall not be under any obligation to take any action hereunder which any party expects, and has thus notified the Issuer in writing, will result in any expense or liability of such Paying Agent, Transfer Agent or Registrar, the payment of which within a reasonable time is not, in its opinion, assured to it.

12.5

Except as ordered by a court of competent jurisdiction or as required by law, the Paying Agent shall be entitled to treat the holder of any Note (as evidenced by the register of Notes maintained by the Registrar) as the absolute owner thereof for all purposes (whether or not it is overdue and notwithstanding any notice to the contrary or any notice of ownership, trust or any interest in it, any writing on it, or its theft or loss) and shall not be required to obtain any proof thereof or as to the identity of the bearer or holder.

12.6

The Paying Agent, Transfer Agent and Registrar may consult with any legal or other professional advisers (who may be an employee of or legal adviser to the Issuer) selected by it, at the cost of the Issuer, provided that the fees of any such counsel shall be agreed to by the Issuer (acting reasonably) in advance, and the opinion of such advisers shall be full and complete protection in respect of any action taken, omitted or suffered hereunder in accordance with the written opinion of such advisers.

12.7

The Paying Agent, Transfer Agent and Registrar shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in reliance upon any instruction, request or order from the Issuer or upon any Note, notice, resolution, direction, consent, certificate, affidavit, statement, telex, facsimile transmission or other document or information from any electronic or other source reasonably believed by it to be genuine and to have been signed or otherwise given or disseminated by the proper party or parties, even if it is subsequently found not to be genuine or to be incorrect.

12.8

The Paying Agent, Transfer Agent and Registrar, whether acting for itself or in any other capacity, will not be precluded from becoming the owner of, or acquiring any interest in, holding or disposing of any Note or any shares or other securities of the Issuer or any of its subsidiaries, holding or associated companies (each a “Connected Company”), with the same rights as it would have had if it were not acting as Paying Agent, Transfer Agent or Registrar, as applicable, or from entering into or being interested in any contracts or transactions with any Connected Company or from acting on, or as depositary, trustee or agent for, any committee or body of holders of any securities of any Connected Company and will not be liable to account for any profit.

12.9

The Paying Agent shall not be required to make any payments to any holder of a Note if under any laws or regulations affecting the Paying Agent, such payment is not permitted. In the event of any such laws or regulations affecting the Paying Agent coming to the attention of the Paying Agent, it shall forthwith notify the Issuer and the Trustee.

12.10

The Issuer shall use commercially reasonable efforts to do or cause to be done all such acts, matters and things and shall make available all such documents as shall be necessary or desirable to enable the Paying Agent, Transfer Agent and Registrar to fully comply with and carry out its respective duties and obligations hereunder.

12.11

In no event shall the Paying Agent, Transfer Agent or Registrar or any of its affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, “Agent Parties”) have any liability for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise), except to the extent the liability of the Paying Agent, Transfer Agent or Registrar is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the negligence, wilful misconduct or fraud of the Paying Agent, Transfer Agent or Registrar or their Agent Parties.

12.12

Notwithstanding anything contained in this Agreement to the contrary, the Paying Agent, Transfer Agent and the Registrar shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control including, without limitation, (i) any governmental activity (whether de jure or de facto), act of authority (whether lawful or unlawful), compliance with any governmental or regulatory order, rule, regulation or direction, curfew restriction, expropriation, compulsory acquisition, seizure, requisition, nationalisation or the imposition of currency or currency control restrictions; (ii) any failure of or the effect of rules or operations of any funds transfer, settlement or clearing system, interruption, loss or malfunction of utilities, communications or computer services or the payment or repayment of any cash or sums arising from the application of any law or regulation in effect now or in the future, or from the occurrence of any event in the country in which such cash is held which may affect, limit, prohibit or prevent the transferability, convertibility, availability, payment or repayment of any cash or sums until such time as such law, regulation or event shall no longer affect, limit, prohibit or prevent such transferability, convertibility, availability, payment or repayment (and in no event, other than as provided in the Notes, shall the Paying Agent be obliged to substitute another currency for a currency whose transferability, convertibility or availability has been affected, limited, prohibited or prevented by such law, regulation or event or be obliged to pay any penalty interest); (iii) any strike or work stoppage, go slow, occupation of premises, other industrial action or dispute or any breach of contract by any essential personnel; (iv) any equipment or transmission failure or failure of applicable banking or financial systems; (v) any war, armed conflict including but not limited to hostile attack, hostilities, or acts of a foreign enemy; (vi) any riot, insurrection, civil commotion or disorder, mob violence or act of civil disobedience; (vii) any act of terrorism or sabotage; (viii) any explosion, fire, destruction of machines, equipment or any kind of installation, prolonged breakdown of transport, radioactive contamination, nuclear fusion or fission or electric current; (ix) any epidemic, natural disaster (such as but not limited to violent storm, hurricane, blizzard, earthquake, landslide, tidal wave, flood, damage or destruction by lightning, or drought); or (x) any other act of God, it being understood that the Paying Agent, Transfer Agent and Registrar shall use reasonable efforts to resume performance as soon as practicable under the circumstances.

12.13

Pursuant to and in accordance with the procedures set forth in Section 1003 of the Base Indenture either (i) the Issuer may at any time, for the purpose of obtaining the satisfaction and discharge of the Indenture or for any other purpose, direct the Paying Agent to pay to the Trustee all sums held in trust by the Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Paying Agent; and, upon such payment by the Paying Agent to the Trustee, the Paying Agent shall be released from all further liability with respect to such money or (ii) any money deposited with the Paying Agent in trust for the payment of the principal of or any premium or interest on the Notes remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Issuer on the Issuer’s request and all liability of the Paying Agent with respect to such trust money shall thereupon cease.

13.	CHANGES IN PAYING AGENT, TRANSFER AGENT OR REGISTRAR AND SPECIFIED OFFICES

13.1	The Issuer may at any time vary or terminate the appointment of the Paying Agent, Transfer Agent or the Registrar and appoint additional or other paying agents, transfer agents or registrars.

Any variation or termination shall be made by giving to the Paying Agent, Transfer Agent or Registrar and (if different) to the paying agent, transfer agent or registrar whose appointment is to be varied or terminated reasonable prior written notice to that effect, which notice shall become effective not less than 30 days before or after any due date for any payment in respect of the Notes.

13.2

Subject to clauses 13.1 and 13.3, the Paying Agent, Transfer Agent or Registrar may resign its appointment hereunder at any time by giving to the Issuer not less than 90 days’ written notice to that effect, which notice shall become effective not less than 45 days before or after any due date for any payments in respect of any Notes.

13.3

Notwithstanding clauses 13.1 and 13.2, no such termination of the appointment of, or resignation by, the Paying Agent, Transfer Agent or Registrar shall take effect until a successor has been appointed on terms approved by the Issuer or the Issuer has otherwise approved such resignation without a successor being appointed.

13.4

Notwithstanding any other provisions of clause 13.1, the appointment of the Paying Agent, Transfer Agent or Registrar shall forthwith terminate if at any time such Paying Agent, Transfer Agent or Registrar becomes incapable of acting, or is adjudged bankrupt or insolvent, or files a voluntary petition in bankruptcy or makes an assignment for the benefit of its creditors or consents to the appointment of a receiver, administrator or other similar official of it or of all or any substantial part of its property or admits in writing its inability to pay or meet its debts as they mature or suspends payment thereof, or if a resolution is passed or an order made for its winding up or dissolution, or if a receiver, administrator or other similar official of it or of all or any substantial part of its property is appointed, or if any order of any court is entered approving any petition filed by or against it under the provisions of any applicable bankruptcy or insolvency law, or if any public officer takes charge or control of such Paying Agent, Transfer Agent or Registrar or its property or affairs for the purpose of rehabilitation, conservation, administration or liquidation or there occurs any analogous event under any applicable law.

13.5

On the date on which any such termination or resignation takes effect, the Paying Agent, Transfer Agent or Registrar shall (i) pay to or to the order of its successor (or, if none, the Issuer) any amounts held by it in respect of the Notes which have become due and payable but which have not been presented for payment; and (ii) deliver to its successor (or, if none, the Issuer or as the Issuer may direct) all records and documents maintained by it, pursuant hereto. Following such termination or resignation and pending such payment and delivery, the Paying Agent, Transfer Agent or Registrar shall hold such amounts, records and documents in trust for and subject to the order of its successor or, as the case may be, the Issuer.

13.6

Any corporation into which any Paying Agent, Transfer Agent or Registrar may be merged or converted or any corporation with which such Paying Agent, Transfer Agent or Registrar may be consolidated or any corporation resulting from any merger, conversion or consolidation to which such Paying Agent, Transfer Agent or Registrar shall be a party, or any corporation, including affiliated corporations, to which the Paying Agent, Transfer Agent or Registrar shall sell or otherwise transfer: (a) all or substantially all of its assets or (b) all or substantially all of its corporate trust business shall, on the date when the merger, conversion, consolidation or transfer becomes effective and to the extent permitted by any applicable laws, be the successor Paying Agent, Transfer Agent or Registrar under this Agreement without any further formality, and after such effective date all references in this Agreement to such Paying Agent, Transfer Agent or Registrar shall be deemed to be references to such corporation. Prior notice of any such merger, conversion, consolidation or transfer shall be given by the Paying Agent, Transfer Agent or Registrar to the Issuer and the Trustee.

13.7

The Paying Agent, Transfer Agent or Registrar may change its specified office to another office in the same city at any time by giving to the Issuer and the Trustee not less than 60 days’ prior written notice to that effect, which notice shall become effective not less than 30 days before or after any due date for any payments in respect of any Notes, and which notice shall specify the address of the new specified office and the date upon which such change is to take effect, or to another city as mutually agreed with the Issuer.

14.	NOTICES

14.1

If the Issuer arranges publication of any notice to the holders of the Notes, it shall at or before the time of such publication, send copies of each notice so published to the Paying Agent (with a copy to the Trustee). The Paying Agent shall promptly forward any notices that it receives at the request of the Issuer to Euroclear and Clearstream.

14.2	The Paying Agent, Transfer Agent and Registrar shall promptly forward any written notice received by it from any holders of the Notes to the Issuer and the Trustee.

14.3	On behalf of and at the request and expense of the Issuer, the Paying Agent shall cause to be published all notices required to be given by the Issuer under the Indenture.

15.	COMMUNICATIONS

15.1

For the purposes of this clause, the address of each party at the date of this Agreement shall be the address set out below, and each party may hereafter update its address by providing written notice thereof to each other party in accordance with this clause 15 (including, where applicable, the details of the facsimile number, the person for whose attention the notice or communication is to be addressed and the email address):

the Issuer:

Zimmer Biomet Holdings, Inc.

345 Main Street Warsaw, Indiana 46580	Fax: Attention: Email:	(+1) 574-372-4302 Legal Department Chad.Phipps@zimmerbiomet.com the Paying Agent:

U.S. BANK EUROPE DAC, UK BRANCH

125 Old Broad Street Fifth Floor London EC2N 1AR United Kingdom	Fax: Attention: Email:	+44 (0)207 365 2577 Relationship Management CDRM@usbank.com

the Transfer Agent:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

60 Livingston Avenue Saint Paul, Minnesota 55107	Fax: Attention: Email:	+44 (0)207 365 2577 Global Corporate Trust Services brandon.bonfig@usbank.com the Registrar:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

60 Livingston Avenue Saint Paul, Minnesota 55107	Fax: Attention: Email:	+44 (0)207 365 2577 Global Corporate Trust Services brandon.bonfig@usbank.com the Trustee:

Computershare Trust Company, N.A.

1505 Energy Park Drive St. Paul, Minnesota 5108	Attention: Email:	CCT Administrator for Zimmer Biomet Casey.Boyle@computershare.com

15.2	All communications hereunder will be in writing and effective only on receipt if sent by courier service, facsimile or electronic mail, read receipt received.

16.	AMENDMENTS

16.1	For the avoidance of doubt, this Agreement may be amended in writing by the parties hereto.

16.2

The Issuer shall provide to the Paying Agent a copy of any amendment to the Indenture as soon as reasonably practicable following such amendment taking effect; provided, however, that amendments or supplements to the Base Indenture that do not relate to or do not impact the Notes or the duties of the Paying Agent hereunder need not be provided. Where reference is made in this Agreement to the Indenture, such reference shall, for the purposes of the Paying Agent’s rights and obligations under this Agreement only, be deemed to refer to the most recent version of such document provided to the Paying Agent by the Issuer.

17.	TAXES

The Issuer agrees to pay any and all stamp and other documentary taxes or duties which may be payable in connection with the execution, delivery, performance and enforcement of this Agreement.

18.	REGULATORY MATTERS

18.1

The Paying Agent is authorised by the Central Bank of Ireland (“CBOI”) and the Prudential Regulation Authority (“PRA”) and subject to regulation by the Financial Conduct Authority (“FCA”) and limited regulation by the PRA. Details about the extent of the Account Bank’s authorisation and regulation by the PRA, and regulation by the FCA are available on request.

18.2

In connection with the worldwide effort against the funding of terrorism and money laundering activities, the Paying Agent, Transfer Agent and Registrar may be required under various national laws and regulations to which they are subject to obtain, verify and record information that identifies each person who opens an account with it. For a non-individual person such as a business entity, a charity, a trust or other legal entity, the Paying Agent, Transfer Agent and Registrar shall be entitled to ask for documentation to verify such entity’s formation and legal existence as well as financial statements, licenses, identification and authorisation documents from individuals claiming authority to represent the entity or other relevant documentation.

18.3

The parties to this Agreement acknowledge and agree that the obligations of the Paying Agent, Transfer Agent and Registrar under this Agreement are limited by and subject to compliance by them with EU and US Federal anti-money laundering statutes and regulations. If the Paying Agent, Transfer Agent and Registrar or any of their directors know or suspect that a payment is the proceeds of criminal conduct, such person is required to report such information pursuant to the applicable authorities and such report shall not be treated as a breach by such person of any confidentiality covenant or other restriction imposed on such person under this Agreement, by law or otherwise on the disclosure of information. The Paying Agent, Transfer Agent and Registrar shall be indemnified and held harmless by the Issuer from and against all losses suffered by them that may arise as a result of the agents being prevented from fulfilling their obligations hereunder due to the extent doing so would be unlawful under applicable statutory anti-money laundering requirements.

18.4

Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any party arising under this Agreement or any such other document, to the extent such liability is unsecured or not otherwise exempted, may be subject to the write-down and conversion powers of a Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)	the lawful application of any Write-Down and Conversion Powers by a Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto; and

(b)	the effects of any Bail-in Action on any such liability, including, if applicable:

1.	a reduction in full or in part or cancellation of any such liability;

2.

a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such party, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other agreement; or

3.	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any Resolution Authority.

For the purpose of this sub-clause 18.4 the following terms shall have the following meanings:

“Bail-In Action” means the lawful exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority to exercise any Write-down and Conversion Powers.

“Write-Down and Conversion Powers” means,

(a)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)

any powers under the Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and any similar or analogous powers under that Bail-In Legislation.

19.	GOVERNING LAW AND JURISDICTION

19.1	This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York.

19.2

Each of the Paying Agent, the Transfer Agent, the Registrar and the Issuer irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement. To the fullest extent permitted by applicable law, each of the Paying Agent, the Transfer Agent, the Registrar and the Issuer irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

19.3

Each of the Paying Agent, the Transfer Agent, the Registrar and the Issuer agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in clause 19.2 brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

19.4	THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT.

20.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of which when taken together shall constitute a single instrument. Signatures of the parties hereto transmitted by facsimile, PDF or any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law may be used in lieu of the originals and shall be deemed to be their original signatures for all purposes.

AS WITNESS the hands of the parties or their duly authorised agents have been set hereto as of the day and year first above written.

SIGNATORIES

PAYING AGENT

U.S. BANK EUROPE DAC, UK BRANCH

By:	/s/ Shobita Choudhury
Name: Shobita Choudhury
Title: Authorised Signatory

TRANSFER AGENT

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

By:	/s/ Brandon Bonfig
Name: Brandon Bonfig
Title: Vice President

By:	/s/ Joshua A. Hahn
Name: Joshua A. Hahn
Title: Vice President

REGISTRAR

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

By:	/s/ Brandon Bonfig
Name: Brandon Bonfig
Title: Vice President

By:	/s/ Joshua A. Hahn
Name: Joshua A. Hahn
Title: Vice President

[Signature Page to Agency Agreement]

ISSUER

ZIMMER BIOMET HOLDINGS, INC.
By:	/s/ Pradipto Bagchi
Name: Pradipto Bagchi
Title: Vice President and Treasurer

TRUSTEE

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

By:	/s/ Niki Austin
Name: Niki Austin
Title: Vice President

[Signature Page to Agency Agreement]

APPENDIX 1

Indenture